                                                                  EXHIBIT (g)(2)

                     TRANSFER AGENCY AND SERVICE AGREEMENT


     AGREEMENT made as of the 31st day of May, 1997 by and between each of the VAN KAMPEN AMERICAN CAPITAL OPEN END FUNDS set forth on Schedule "A" hereto, which are organized under the laws of the state and as the entities set forth in Schedule "A" hereto (collectively, the "Funds"), and ACCESS INVESTOR SERVICES, INC., a Delaware corporation ("ACCESS").

                                 R E C I T A L:
                                 -------------

     WHEREAS, each of the Funds desires to appoint ACCESS as its transfer agent, dividend disbursing agent and shareholder service agent and ACCESS desires to accept such appointments;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1. Terms of Appointment; Duties of ACCESS.
           ---------------------------------------

     1.01 Subject to the terms and conditions set forth in this Agreement, each of the Funds hereby employs and appoints ACCESS as its transfer agent, dividend disbursing agent and shareholder service agent.

     1.02 ACCESS hereby accepts such employment and appointments and agrees that on and after the effective date of this Agreement it will act as the transfer agent, dividend disbursing agent and shareholder service agent for each of the Funds on the terms and conditions set forth herein.

     1.03 ACCESS agrees that its duties and obligations hereunder will be performed in a competent, efficient and workmanlike manner with due diligence in accordance with reasonable industry practice, and that the necessary facilities, equipment and personnel for such performance will be provided.

     1.04 For a period of one year commencing on the effective date of this Agreement, ACCESS and each of the Funds agree that the retention of (i) the chief executive officer, president, chief financial officer, chief operating officer and secretary of ACCESS and (ii) each director, officer and employee of ACCESS or any of its Affiliates (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) who serves as an officer of the Funds (each person referred to in (i) or (ii) hereinafter being referred to as an "Essential Person"), in his or her current capacities, is in the best interest of the Funds and the Funds' shareholders. In connection with ACCESS's acceptance of employment hereunder, ACCESS hereby agrees and covenants for itself and on behalf of its Affiliates that neither ACCESS nor any of its Affiliates shall make any material or significant personnel changes or replace or seek to replace any Essential Person or cause to be replaced any Essential Person, in each case without first informing the Board of Trustees of the Funds in a timely manner. In addition, neither ACCESS nor any Affiliate of ACCESS shall change or seek to change or cause to be changed, in any material respect, the duties and responsibilities of any Essential Person, in each case without first informing the Board of Trustees of the Funds in a timely manner.

     1.05 In order to assure compliance with section 1.03 and to implement a cooperative effort to improve and maintain the quality of transfer agency, dividend disbursing and shareholder services received by each of the Funds and their shareholders, ACCESS agrees to provide and maintain quantitative performance objectives, including maximum target turn-around times and maximum target error rates, for the various services provided hereunder. ACCESS also agrees to provide a reporting system designed to provide the Board of Trustees of each of the Funds (the "Board") on a quarterly basis with quantitative data comparing actual performance for the period with the performance objectives. The foregoing procedures are designed to provide a basis for continuing monitoring by the Board of the quality of services rendered hereunder.

Article 2. Fees and Expenses.
           ------------------

     2.01 For the services to be performed by ACCESS pursuant to this Agreement, each of the Funds agrees to pay ACCESS the fees provided in the fee schedules agreed upon from time to time by each of the Funds and ACCESS.

     2.02 In addition to the amounts paid under section 2.01 above, each of the Funds agrees to reimburse ACCESS promptly for such Fund's reasonable out-of-pocket expenses or advances paid on its behalf by ACCESS in connection with its performance under this Agreement for postage, freight, envelopes, checks, drafts, continuous forms, reports and statements, telephone, telegraph, costs of outside mailing firms, necessary outside record storage costs, media for storage of records (e.g., microfilm, microfiche and computer tapes) and printing costs incurred due to special requirements of such Fund. In addition, any other special out-of-pocket expenses paid by ACCESS at the specific request of any of the Funds will be promptly reimbursed by the requesting Fund.
Postage for mailings of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to ACCESS by the concerned Fund three business days prior to the mailing date of such materials.

Article 3.  Representations and Warranties of Access.
            -----------------------------------------

            ACCESS represents and warrants to each of the Funds that:


     3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

     3.02 It is duly qualified to carry on its business in each jurisdiction in which the nature of its business requires it to be so qualified.

     3.03 It is empowered under applicable laws and regulations and by its charter and bylaws to enter into and perform this Agreement.

     3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.05 It has and will continue to have during the term of this Agreement access to the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.

     3.06 It will maintain a system regarding "as of" transactions as follows:

           (a) Each "as of" transaction effected at a price other than that in effect on the day of processing for which an estimate has not been given to any of the affected Funds and which is necessitated by ACCESS' error, or delay for which ACCESS is responsible or which could have been avoided through the exercise of reasonable care, will be identified, and the net effect of such transactions determined, on a daily basis for each such Fund.
           (b) The cumulative net effect of the transactions included in paragraph (a) above will be determined each day throughout each month. If, on any day during the month, the cumulative net effect upon any Fund is negative and exceeds an amount equivalent to 1/2 of 1 cent per share of such Fund, ACCESS shall promptly make a payment to such Fund (in cash or through use of a credit as described in paragraph (c) below) in such amount as necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share of such Fund. If on the last business day of the month the cumulative net effect (adjusted by the amount of any payments or credits used pursuant to the preceding sentence) upon any Fund is negative, such Fund shall be entitled to a reduction in the monthly transfer agency fee next payable by an equivalent amount, except as provided in paragraph (c) below. If on the last business day of the month the cumulative net effect (similarly adjusted) upon any Fund is positive, ACCESS shall be entitled to recover certain past payments, credits used and reductions in fees, and to a credit against all future payments and fee reductions made under this paragraph to such Fund, as described in paragraph (c) below.

           (c) At the end of each month, any positive cumulative net effect upon any Fund shall be deemed to be a credit to ACCESS which shall first be applied to recover any payments, credits used and fee reductions made by ACCESS to such Fund under paragraph (b) above during the calendar year by increasing the amount of the monthly transfer agency fee next payable in an amount equal to prior payments, credits used and fee reductions made during such year, but not exceeding the sum of that month's credit and credits arising in prior months during such year to the extent such prior credits have not previously been utilized as contemplated by this paragraph (c). Any portion of a credit to ACCESS not so used shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects which would otherwise require a payment, use of a credit or fee reduction to such Fund pursuant to paragraph (b) above.

Article 4. Representations and Warranties of the Funds.
           --------------------------------------------

           Each of the Funds hereby represents and warrants on behalf of itself only and not on behalf of any other Funds which are a party to this Agreement that:

     4.01 It is duly organized and existing and in good standing under the laws of the commonwealth or state set forth in Schedule "A" hereto.

     4.02 It is empowered under applicable laws and regulations and by its Declaration of Trust and by-laws to enter into and perform this Agreement.

     4.03 All requisite proceedings have been taken by its Board to authorize it to enter into and perform this Agreement.

     4.04 It is an open-end, management investment company registered under the Investment Company Act of 1940, as amended.

     4.05 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all of its shares being offered for sale.

Article 5. Indemnification.
           ---------------
     5.01 ACCESS shall not be responsible for and each of the Funds shall indemnify and hold ACCESS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, "Losses") arising out of or attributable to:

           (a) All actions of ACCESS required to be taken by ACCESS for the benefit of such Fund pursuant to this Agreement, provided that ACCESS has acted in good faith with due diligence and without negligence or willful misconduct.

           (b) The reasonable reliance by ACCESS on, or reasonable use by ACCESS of, information, records and documents which have been prepared or maintained by or on behalf of such Fund or have been furnished to ACCESS by or on behalf of such Fund.

           (c) The reasonable reliance by ACCESS on, or the carrying out by ACCESS of, any instructions or requests of such Fund.

           (d) The offer or sale of such Fund's shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such shares in such state unless such violation results from any failure by ACCESS to comply with written instructions of such Fund that no offers or sales of such Fund's shares be made in general or to the residents of a particular state.

           (e) Such Fund's refusal or failure to comply with the terms of this Agreement, or such Fund's lack of good faith, negligence or willful misconduct or the breach of any representation or warranty of such Fund hereunder. Notwithstanding the foregoing, no Fund shall be required to indemnify or hold ACCESS harmless from and against any Losses arising out of or attributable to any action or failure to take action, or any information, records or documents prepared or maintained, on behalf of the Fund by the Fund's investment adviser or distributor, or any person providing fund accounting or legal services to the Fund that is also an officer or employee of Van Kampen American Capital, Inc. or its subsidiaries unless such person or entity is otherwise entitled to indemnification from the Fund.

     5.02 ACCESS shall indemnify and hold harmless each of the Funds from and against any and all Losses arising out of or attributable to ACCESS' refusal or failure to comply with the terms of this Agreement, or ACCESS' lack of good faith, or its negligence or willful misconduct, or the breach of any representation or warranty of ACCESS hereunder.

     5.03 At any time ACCESS may apply to any authorized officer of any of the Funds for instructions, and may consult with any of the Funds' legal counsel, at the expense of such concerned Fund, with respect to any matter arising in connection with the services to be performed by ACCESS under this Agreement, and ACCESS shall not be liable and shall be indemnified by such concerned Fund for any action taken or omitted by it in good faith in reasonable reliance upon such instructions or upon the opinion of such counsel. ACCESS shall be protected and indemnified in acting upon any paper or document reasonably believed by ACCESS to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the concerned Fund. ACCESS shall also be protected and indemnified in recognizing stock certificates which ACCESS reasonably believes to bear the proper manual or facsimile signatures of the officers of the concerned Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     5.04 In the event that any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

     5.05 In no event and under no circumstances shall any party to this Agreement be liable to another party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

     5.06 In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim for which one party may be required to indemnify another, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.

The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6.  Covenants of Each of the Funds and ACCESS.
            ------------------------------------------
       6.01  Each of the Funds shall promptly furnish to ACCESS the following:

           (a) Certified copies of the resolution of its Board authorizing the appointment of ACCESS and the execution and delivery of this Agreement.
           (b) Certified copies of its Declaration of Trust or Articles of Incorporation and by-laws and all amendments thereto.

           6.02 ACCESS hereby agrees to maintain facilities and procedures reasonably acceptable to each of the Funds for safekeeping of share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

           6.03 ACCESS shall keep records relating to the services to be performed hereunder in the form and manner as it may deem advisable; provided, however, that all accounts, books and other records of each of the Funds (hereinafter referred to as "Fund Records") prepared or maintained by ACCESS hereunder shall be maintained and kept current in compliance with Section 31 of the Investment Company Act of 1940 and the Rules thereunder (such Section and Rules being hereinafter referred to as the "1940 Act Requirements"). To the extent required by the 1940 Act Requirements, ACCESS agrees that all Fund Records prepared or maintained by ACCESS hereunder are the property of the concerned Fund and shall be preserved and made available in accordance with the 1940 Act Requirements, and shall be surrendered promptly to the concerned Fund on its request. ACCESS agrees at such reasonable times as may be requested by the Board and at least quarterly to provide (i) written confirmation to the Board that all Fund Records are maintained and kept current in accordance with the 1940 Act Requirements, and (ii) such other reports regarding its performance hereunder as may be reasonably requested by the Board.

           6.04 ACCESS and each of the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

           6.05 In case of any requests or demands for the inspection of any of the Fund Records, ACCESS will endeavor to notify each of the concerned
Funds and to secure instructions from an authorized officer of each of the concerned Funds as to such inspection. ACCESS reserves the right, however, to exhibit such Fund Records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit such Fund records to such person.

Article 7. Term and Termination Of Agreement.
           ----------------------------------
           7.01 The initial term of this Agreement shall expire May 31, 1999, and thereafter this Agreement shall automatically be renewed for successive one year periods to begin on June 1 of each year unless any party provides notice to the other party at least 120 days in advance of that date that this Agreement is not to be renewed.

           7.02 Notwithstanding the foregoing, any party may terminate this Agreement for good and reasonable cause at any time by giving written notice to the other party at least 60 days prior to the date on which such termination is to be effective or such shorter period as may be required by law.

           7.03 Any unpaid fees or reimbursable expenses payable to ACCESS at the termination date of this Agreement shall be due on that termination date. ACCESS agrees to use its best efforts to cooperate with the Funds and the successor transfer, dividend disbursement, or shareholder servicing agent or agents in accomplishing an orderly transition.

Article 8. Miscellaneous.
           --------------
          8.01 Except as provided in section 8.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of ACCESS or the concerned Fund, as the case may be; provided, however, that no consent shall be required for any merger of any of the Funds with, or any sale of all or substantially all the assets of any of the Funds to, another investment company.


           8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

           8.03 ACCESS may, without further consent on the part of any of the Funds, subcontract with DST, Inc., a Missouri corporation, or any other qualified servicer, for the performance of data processing activities; provided, however, that ACCESS shall be as fully responsible to each of the Funds for the acts and omissions of DST, Inc. or other qualified servicer as it is for its own acts and omissions.

           8.04 Without the prior approval of the Boards of Trustees of the Funds, ACCESS shall not, directly or indirectly, provide services, including services such as transfer agent, dividend disbursing agent or shareholder service agent, to any investment companies.

           8.05 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement with respect thereto, whether oral or written, and this Agreement may not be modified except by written instrument executed by the affected parties.

           8.06 The execution of this Agreement has been authorized by the Funds' Trustees. This Plan is executed on behalf of the Funds or the Trustees of the Funds as Trustees and not individually and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Funds individually but are binding only upon the assets and property of the Funds. A Certificate of Trust in respect of each of the Funds is on file with the appropriate state agency.

           8.07 For each of those Funds which have one or more portfolios as set forth in Schedule "A" hereto, all obligations of those Funds under this Agreement shall apply only on a portfolio-by-portfolio basis and the assets of one portfolio shall not be liable for the obligations of any other.

           8.08 In the event of a change in the business or regulatory environment affecting all or any portion of this Agreement, the parties hereto agree to renegotiate such affected portions in good faith.

           8.09 All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

           8.10 (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Expedited Procedures of the commercial arbitration Rules of the American Arbitration Association (the "AAA") then in effect (the "Rules"). The arbitration shall be held in Chicago, Illinois.

           (b) There shall be one arbitrator who shall be selected jointly by the parties. If the parties are unable to agree on an arbitrator within 15 days after a demand for arbitration is made by a party, the arbitrator shall be appointed by the AAA in accordance with the Rules. The hearing shall be held within 90 days of the appointment of the arbitrator. Notwithstanding the Expedited Procedures of the Rules, the arbitrator, at his discretion, may schedule additional days of hearings.

           (c) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief in aid of arbitration, pending the establishment of the arbitral tribunal.
           The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in the northern district of the state of Illinois for any such relief in aid of arbitration, or for any relief relating to arbitration, except for the enforcement of an arbitral award which may be enforced in any court having jurisdiction.

           (d) Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of Section 8.10 shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et
                                                                        --
           seq.)  The award shall be final and binding upon the parties.
           ---
           Judgment upon any award may be entered in any court having jurisdiction.

           (e) This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf and through their duly authorized officers, as of the date first above written.


                                        EACH OF THE VAN KAMPEN AMERICAN CAPITAL
                                        OPEN END FUNDS LISTED ON SCHEDULE
                                        "A" HERETO



                                        BY: /s/ Ronald A. Nyberg
                                           ----------------------------------
                                                   Vice President




ATTEST:

/s/ Nicholas Dalmaso
- ----------------------------------
     Assistant Secretary



                                        ACCESS INVESTOR SERVICES, INC.



                                        BY: /s/ Paul R. Wolkenberg
                                           ---------------------------------
                                           President and Chief Executive Officer




ATTEST:
/s/ Huey P. Falgout
- ---------------------------------
     Assistant Secretary

                                  SCHEDULE "A"
                                  ------------
                   VAN KAMPEN AMERICAN CAPITAL OPEN-END FUNDS




                                                                                 Organization Type
                          Fund Name                               State of        [Business Trust
                    (including Portfolios)                      Organization           "T"]
=====================================================================================================
Van Kampen American Capital Aggressive Growth Fund                   DE                 T
Van Kampen American Capital California Insured Tax Free Fund         DE                 T
Van Kampen American Capital Comstock Fund                            DE                 T
Van Kampen American Capital Corporate Bond Fund                      DE                 T
Van Kampen American Capital Emerging Growth Fund                     DE                 T
Van Kampen American Capital Enterprise Fund                          DE                 T
Van Kampen American Capital Equity Income Fund                       DE                 T
Van Kampen American Capital Florida Insured Tax Free Income Fund     DE                 T
Van Kampen American Capital Foreign Securities Fund                  DE                 T
Van Kampen American Capital Global Managed Assets Fund               DE                 T
Van Kampen American Capital Government Securities Fund               DE                 T
Van Kampen American Capital Government Target Fund                   DE                 T
Van Kampen American Capital Great American Companies Fund            DE                 T
Van Kampen American Capital Growth Fund                              DE                 T
Van Kampen American Capital Growth and Income Fund                   DE                 T
Van Kampen American Capital Harbor Fund                              DE                 T
Van Kampen American Capital High Income Corporate Bond Fund          DE                 T
Van Kampen American Capital High Yield Fund                          DE                 T
Van Kampen American Capital Insured Tax Free Income Fund             DE                 T
Van Kampen American Capital Intermediate Term Municipal Income Fund  DE                 T

                                                                                 Organization Type
                          Fund Name                               State of        [Business Trust
                    (including Portfolios)                      Organization           "T"]
=====================================================================================================
Van Kampen American Capital Life Investment Trust                    DE                 T
        Asset Allocation Portfolio
        Domestic Income Portfolio
        Emerging Growth Portfolio
        Enterprise Portfolio
        Global Equity Portfolio
        Government Portfolio
        Growth and Income Portfolio
        Money Market Portfolio
        Morgan Stanley Real Estate Securities Portfolio
        Strategic Stock Portfolio

Van Kampen American Capital Limited Maturity Government Fund         DE                 T
Van Kampen American Capital Municipal Income Fund                    DE                 T
Van Kampen American Capital New Jersey Tax Free Income Fund          DE                 T
Van Kampen American Capital New York Tax Free Income Fund            DE                 T
Van Kampen American Capital Pace Fund                                DE                 T
Van Kampen American Capital Pennsylvania Tax Free Income Fund        PA                 T
Van Kampen American Capital Prospector Fund                          DE                 T
Van Kampen American Capital Real Estate Securities Fund              DE                 T
Van Kampen American Capital Reserve Fund                             DE                 T
Van Kampen American Capital Short-Term Global Income Fund            DE                 T
Van Kampen American Capital Small Capitalization Fund                DE                 T
Van Kampen American Capital Strategic Income Fund                    DE                 T
Van Kampen American Capital Tax-Exempt Trust                         DE                 T
       Van Kampen American Capital High Yield Municipal Fund
Van Kampen American Capital Tax Free High Income Fund                DE                 T
Van Kampen American Capital Tax Free Money Fund                      DE                 T
Van Kampen American Capital U.S. Government Fund                     DE                 T
Van Kampen American Capital U.S. Government Trust for Income         DE                 T
Van Kampen American Capital Utility Fund                             DE                 T
Van Kampen American Capital Value Fund                               DE                 T

                                                                                 Organization Type
                          Fund Name                               State of        [Business Trust
                    (including Portfolios)                      Organization           "T"]
=====================================================================================================
Van Kampen American Capital World Portfolio Series Trust             DE                 T
Van Kampen American Capital Global Equity Fund
Van Kampen American Capital Global Government Securities
    Fund